Exhibit 10.1
[Volterra Letterhead]
October 5, 2007
VIA HAND DELIVERY
Greg Hildebrand
Volterra Semiconductor Corporation
47467 Fremont Blvd.
Fremont, CA 94538-6437
Re: Transition and Resignation Agreement
Dear Greg:
This letter sets forth the terms of the transition and resignation agreement (the “Agreement”) between you and Volterra Semiconductor Corporation (the “Company”).
     1. Resignation and Transition Period. You acknowledge that, effective as of August 20, 2007 (the “Transition Date”), you resigned from your position as Vice President, Finance, and Chief Financial Officer of the Company, and from any other employment-related office or position you held with the Company, with the sole exception that you will continue to serve as an employee of the Company through October 26, 2007 (the “Employment Resignation Date”). Further, you hereby resign your employment with the Company effective as of the Employment Resignation Date; provided however that, the Company can accelerate the Employment Resignation Date in the event that you materially breach this Agreement, the Proprietary Information Agreement (defined in Section 8), or any written Company policy. Your employment with the Company during the period between the Transition Date and the Employment Resignation Date (the “Transition Period”) shall be subject to the following terms and conditions:
          (a) Transition Activities. You shall continue to report to the Chief Executive Officer (“CEO”), and you shall continue to be subject to all of the standard policies and procedures of the Company. Your continued job duties will include providing transition assistance as follows: (i) discharging and performing any and all duties reasonably requested of you by the CEO or the new Chief Financial Officer (“CFO”); (ii) taking all steps to ensure the orderly transition of all matters that you have handled during the course of your employment with the Company; and (iii) providing transition briefing information to the CEO or CFO as reasonably requested. You will not have authority to bind the Company or make management decisions, unless expressly authorized in advance by the CEO or the CFO.
          (b) Salary Continuation and General Employee Benefits. Through the Employment Resignation Date, you will continue to receive your current base salary, paid in the

Company’s ordinary payroll cycle and subject to standard deductions and withholdings. You will also continue to be eligible for the Company’s standard employment benefits to the extent permitted by the terms, conditions and limitations of the benefit plans.
          (c) Vesting of Stock Option Grant. You will continue to earn vesting credit under your outstanding stock options (the “Options”) through the Employment Resignation Date. Following the Employment Resignation Date, you hereby agree and acknowledge that you will not vest in any additional shares subject to the Options under any condition. Attached to this Agreement, as Exhibit A, is a summary of your Options and the number of shares with respect to each Option that will be vested as of the Employment Resignation Date (assuming the Employment Resignation Date is October 26, 2007 and is not accelerated to an earlier date). You hereby represent and warrant that Exhibit A is accurate and complete in all respects, and that you are do not have, and are not entitled to receive, any other equity or stock awards or additional vesting. Your Options, including your rights to exercise vested shares, are governed by the terms of your operative agreements with the Company and the applicable stock option plan(s).
     2. Retention Bonus. If you timely enter into this Agreement, comply with your obligations hereunder (including providing all reasonably requested transition assistance through the Employment Resignation Date as discussed in Section 1(a)), and, on or timely after the Employment Resignation Date, you sign, date, and return to the Company the Resignation Date Release attached hereto as Exhibit B, the Company hereby agrees to provide you a retention bonus equal to $102,000 (the “Retention Bonus”). The Retention Bonus will be subject to required payroll deductions and withholdings, and will be paid in a lump sum within ten (10) business days after you return the signed Resignation Date Release to the Company.
     3. Final Pay. On the Employment Resignation Date, the Company will pay you all accrued salary, and all accrued and unused vacation, earned through the Employment Resignation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.
     4. Health Insurance Coverage. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (“COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Employment Resignation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. On or after the Employment Resignation Date, you will be provided with a separate notice describing your rights and obligations under the applicable state and/or federal insurance laws.
     5. Other Compensation or Benefits. You acknowledge that, except as provided in this Agreement, you will not earn and will not receive any compensation, including without limitation salary, bonus, incentive compensation, or severance, or any benefits, during the Transition Period or on or after the Employment Resignation Date, with the exception of any vested rights you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or vested shares subject to the Options. By way of example, but not limitation, you acknowledge and agree that you will not earn, and will not receive, any bonus for 2007.

     6. Expense Reimbursements. You agree that, prior to or on the Employment Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Employment Resignation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
     7. Return of Company Property. On the Employment Resignation Date, or earlier if requested by the Company, you shall return to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession or control, including, but not limited to, sales reports, sales and marketing information, client information, Company products, samples, equipment, files, notes, correspondence, memoranda, email, computer-recorded information, electronic information, drawings, records, compilations of data, plans, forecasts, operational and financial information, research and development information, personnel information, product and manufacturing information, specifications, tangible property (including, but not limited to, computers, PDA, and cellular phones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information on the Employment Resignation Date. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then on or before the Employment Resignation Date you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any copy or reproduction; and you shall provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. You must timely comply with this paragraph to be eligible for the Retention Bonus and the COBRA Reimbursement.
     8. Proprietary Information Obligations. You hereby acknowledge and reaffirm your continuing obligations under your Employee Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), a copy of which is attached hereto as Exhibit C.
     9. Nonsolicitation Obligations. During the Transition Period and for one (1) year after the Employment Resignation Date, you will not, without first obtaining the prior written approval of the Company, directly or indirectly, solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause, any employee or independent contractor of the Company to terminate his or her employment or contracting relationship with the Company.
     10. Disclosure. You hereby acknowledge and agree that this Agreement and a description of the terms set forth herein will be filed by the Company with the Securities and Exchange Commission pursuant to its obligations as a reporting company under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”), and consequently shall be publicly available.
     11. Nondisparagement. You agree not to disparage the Company or the Company’s current and former officers, directors, employees, stockholders, parents, subsidiaries, affiliates,

and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business or personal reputation; provided that the parties may respond accurately and fully to any request for information if required by legal process.
     12. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.
     13. No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.
     14. No Voluntary Adverse Action. You agree that you will not voluntarily assist any person in preparing, bringing, or pursuing any litigation, arbitration, administrative claim or other formal proceeding against the Company, its parents, subsidiaries, affiliates, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law.
     15. Release of Claims. In exchange for consideration provided to you by this Agreement that you are not otherwise entitled to receive, including continued employment during the Transition Period, you hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to claims arising from or based on your Employment Agreement); (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), and the California Fair

Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.
     16. Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect, including but not limited to your release of any unknown or unsuspected claims herein.
     17. Dispute Resolution. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment, or the termination of your employment, will be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Jose, California under JAMS’ then-applicable arbitration rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear the JAMS arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
     18. General. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable consistent with the intent of the parties insofar as possible under applicable law. This Agreement will be governed by the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing in order to be effective and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me on or before October 6, 2007. The offer contained in this Agreement will automatically expire if we do not receive the fully executed Agreement from you by that date. Do not sign the Resignation Date Release attached as Exhibit B until the Employment Resignation Date.
We look forward to continuing to work with you during the Transition Period and we wish you the best in your future endeavors.

Sincerely, Volterra Semiconductor Corporation
By:	/s/ Jeffrey Staszak
Jeffrey Staszak
Chief Executive Officer

Understood and Agreed:
/s/ Greg Hildebrand
Greg Hildebrand

October 5, 2007
Date
Attachments:
Exhibit A — Options Summary
Exhibit B — Resignation Date Release
Exhibit C — Proprietary Information and Inventions Agreement

Exhibit A
OPTIONS SUMMARY

	Grant	Options	Exercisable
Grant Date	Price	Granted	Quantity
08/31/2000	$3.20	50,000	0
04/23/2002	$3.20	25,000	1,250
01/27/2004	$5.00	37,500	7,031
02/03/2005	$14.76	65,000	40,625
02/03/2006	$19.09	18,000	0
02/03/2006	$19.09	32,000	12,000
02/02/2007	$13.45	30,000	0

Totals:		257,500	60,906

Exhibit B
RESIGNATION DATE RELEASE
(To be signed on or within five (5) business days after the Employment Resignation Date.)
     In exchange for the Retention Bonus and COBRA Reimbursement and other consideration provided to me by Volterra Semiconductor Corporation (the “Company”) pursuant to the transition and resignation agreement between me and the Company dated September 27, 2007 (the “Agreement”), I hereby provide the following Resignation Date Release (the “Release”).
     I hereby generally and completely release the Company and its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (2) any rights which are not waivable as a matter of law; or (3) any claims for breach of the Agreement arising after the date that I sign this Release. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
     I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.
     I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

By:
Greg Hildebrand

Date:

Exhibit C
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
BERKELEY INTEGRATED TECHNOLOGIES, INC.

EMPLOYEE PROPRIETARY INFORMATION AND
INVENTIONS AGREEMENT
     In consideration of my employment or continued employment by Berkeley Interactive Technologies, Inc. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:
     Nondisclosure
     1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.
     1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”): and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.
     1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company. Third Party Information unless expressly authorized by an officer of the Company in writing.
     1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
2. Assignment of Inventions.
     2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.
     2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company
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are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement. I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated. Prior Inventions in any Company Inventions without the Company’s prior written consent.
     2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6. I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2. are hereinafter referred to as “Company Inventions.”
     2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.
     2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870: and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.
     2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.
     2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
     2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company
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with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.
     In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, winch records shall be available to and remain the sole property of the Company at all times.
4. Additional Activities. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.
5. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
6. Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company. including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.
7. Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
8. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
9. Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.
10. General Provisions.
     10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Alameda County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.
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     10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it. so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
     10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
     10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
     10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.
     10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this “Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
     10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
     This Agreement shall be effective as of the first day of my employment with the Company, namely: Sept 27, 1996.
     I have read this agreement carefully and understand its terms. I have completely filled our Exhibit B to this Agreement.
Dated: 9/27/96

/s/ Greg Hildebrand
Signature

Greg Hildebrand
(Printed Name)

ACCEPTED AND AGREED TO: Berkeley Interactive Technologies, Inc.
By:	/s/ Greg Hildebrand
	Title:	CFO

(Address)

© Cooley Godward 1996

4.

Exhibit A
LIMITED EXCLUSION NOTIFICATION
     This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:
     (1) Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;
     (2) Result from any work performed by you for the Company.
     To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
     This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.
     I acknowledge receipt of a copy of this notification.

By:
(Printed Name of Employee)

Date:

Witnessed by:

(Printed Name of Representative)

© Cooley Godward 1996

A-1.